Exhibit 21

Subsidiaries of Access National Corporation

Subsidiary and Name Under Which Business is Done	Jurisdiction of Incorporation or Organization

Access National Bank	United States
Access National Leasing Corporation (inactive)	Virginia
Access Capital Management Holding, LLC	Virginia
Capital Fiduciary Advisors, L.L.C.	Virginia
Access Investment Services, L.L.C.	Virginia
Access Insurance Group, L.L.C. (inactive)	Virginia
Acme Real Estate LLC	Virginia
Access Real Estate LLC	Virginia

Middleburg Investment Group	Virginia
Middleburg Trust Company	Virginia